Exhibit 99.1

PRESS RELEASE

10200 South De Anza Boulevard Cupertino, California 95014 USA Tel: 408.572.2000	www.portal.com

Portal Reports Fiscal 2005 Second Quarter Results

Cupertino, CA (September 2, 2004) — Portal Software, Inc. (Nasdaq: PRSF) today reported financial results for its fiscal 2005 second quarter ended July 30, 2004.

Fiscal 2005 Second Quarter Financial Results

•	Revenues for the second quarter of fiscal 2005 were $18.6 million, compared to revenues of $33.2 for the same period last year and $31.2 for the first quarter of fiscal 2005
•	Pro forma net loss for the second quarter of fiscal 2005 was $25.6 million, or $0.60 per diluted share
•	Bookings for the second quarter were $46.3 million compared to bookings of $29.1 for the same period last year and $31.5 for the first quarter of fiscal 2005
•	Deferred revenues at July 30, 2004 were $37.4 million, which increased from $23.8 in the first quarter of fiscal 2005
•	Cash and investments at July 30, 2004 were $83.7 million, down from $89.3 million at the end of the first quarter of fiscal 2005.

In the second quarter of fiscal 2005, license revenue represented 5 percent of total revenue and services revenue represented the remaining 95 percent, versus 34 percent and 66 percent, respectively, in the same period last year. License and services revenues were 16 percent and 84 percent, respectively, in the first quarter of fiscal 2005.

Pro forma net loss for the second quarter of fiscal 2005 was $25.6 million, or $0.60 per diluted share. This compares to a pro forma net loss of $2.5 million, or $0.07 per diluted share, in the prior year period and a pro forma net loss of $8.7 million, or $0.21 per diluted share, in the first quarter of fiscal 2005. The pro forma net loss in the second quarter of fiscal 2005 excludes stock option compensation benefit of $3.6 million, amortization of acquired intangibles of $0.7 million and an adjustment to restructuring costs of $0.4 million. The pro forma net loss in the second quarter of fiscal 2004 excludes a stock option compensation charge of $23.8 million and amortization of acquired intangibles of $0.7 million. The pro forma net loss in the first quarter of fiscal 2005 excludes a stock option compensation benefit of $3.8 million, amortization of acquired intangibles of $0.7 million and restructuring costs of $0.4 million.

Net loss for the second quarter of fiscal 2005 was $22.3 million, or $0.53 per diluted share, in accordance with generally accepted accounting principles (“GAAP”). This compares with a GAAP net loss of $26.9 million, or $0.74 per diluted share, in the same period last year and a GAAP net loss of $6.0 million, or $0.14 per diluted share, in the first quarter of fiscal 2005.

“Our challenge continues to be achieving predictable and profitable results from our services efforts as we transform to a full solutions provider. We have re-doubled our efforts to improve our performance” said John E. Little, Portal’s founder and chief executive officer. “Although our reported results were lower than we had anticipated, we are encouraged by the level of bookings which underscore our progress in building demand for Portal’s end-to-end billing solutions”.

Fiscal 2005 Six Month Financial Results & Restatement of First Quarter Results

Revenue for the six months ended July 30, 2004 were $49.8 million, compared to revenue of $65.3 million for the six months ended August 1, 2003. Pro forma net loss for the first six months of fiscal 2005 was $34.3 million, or $0.81 per diluted share, compared to a pro forma net loss of $4.5 million, or $0.12 per diluted share. Pro forma amounts for the six months of fiscal 2005 exclude $7.3 million stock option compensation benefit, $1.3 million for amortization of acquired intangibles and a $25 thousand restructuring costs benefit. Pro forma amounts for the six months of fiscal 2004 exclude $30.8 million for stock option compensation charges and $1.3 million for amortization of acquired intangibles. The GAAP net loss for the first six months of fiscal 2005 was $28.3 million, or $0.67 per diluted share, compared with a GAAP net loss of $36.7 million, or $1.02 per diluted share, in the same period last year.

The Company identified out of period adjustments related to the first quarter of fiscal 2005. The most significant item relates to unaccrued contractor costs in the Company’s Japan office in the amount of $724 thousand. As a result, and subject to final Audit Committee review and approval, the Company expects to file an amended Form 10-Q for its first fiscal quarter of 2005 reflecting these adjustments. The Company believes it’s GAAP net loss for the first quarter of fiscal 2005 will be adjusted to $6.0 million, or $0.14 per share, compared to a net loss of $5.2 million, or $0.12 per share, which was originally reported. On a pro forma basis, excluding stock compensation and amortization of acquired intangibles, the Company believes it’s net loss for the first quarter of fiscal 2005 will be adjusted to $8.7 million, or $0.21 per share, compared to a pro forma net loss of $7.9 million or $0.19 per share, which was originally reported. The above amounts are preliminary and subject to Audit Committee review and approval.

Business Outlook

The following statements are based on current expectations and are forward-looking. They are subject to a number of uncertainties and risks, including those discussed below; in the Company’s SEC filings; and for other reasons of which the Company is not currently aware. Actual results could, of course, differ materially. Portal undertakes no obligation to update any of the information contained in these forward-looking statements.

Given that Portal’s transformation to a total solutions company is still underway, and that the nature of the transformation introduces significant volatility to forecasted results. Portal has chosen to temporarily suspend providing guidance. However, the Company believes the following elements will be important indicators of its success: new order flow or bookings and deferred revenue, free cash flow (cash used or provided by operations plus capital expenditures) and service margins.

Information About Pro Forma Presentation

To supplement Portal’s consolidated financial statements presented on a GAAP basis, Portal uses additional non-GAAP or “pro forma” measures of operating results, net profit/loss and net profit/loss per diluted share adjusted to exclude certain costs, expenses and losses Portal believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. In addition, these adjusted non-GAAP results are among the primary indicators used by management as a basis for planning and forecasting of future periods. Because there are no generally accepted industry standards for presenting non-GAAP results, the methods used by Portal may differ from the methods used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Information relating to the corresponding GAAP measures and a reconciliation of the pro forma and GAAP items can be found in the Portal investor web site at www.portal.com.

Conference Call Information

Portal will discuss its second quarter fiscal 2005 results and other financial and business information in a conference call and audio web cast on Thursday, September 2, 2004 at 5:00 p.m. EDT/2:00 p.m. PDT.

To access the call, please dial one of the following numbers at 4:50 p.m. EDT/1:50 p.m. PDT on September 2, 2004: 800-263-8506 (inside the U.S.) or 719-457-2681 (outside the U.S.). Portal’s second quarter fiscal 2005 earnings call will also be simulcast at www.fulldisclosure.com.

Additionally, an archive of the call will be available for one year, commencing one hour following the live call on September 2, 2004 at Portal’s investor relations web site at www.portal.com/about_portal/investor_relations/. A replay of the call also will be available for one year by dialing 888-203-1112 (inside the U.S.) or 719-457-0820 (outside the U.S.); the passcode to access the replay is 116282.

This press release and full Company balance sheet and consolidated operations details will be filed as an exhibit to a current report on Form 8-K and will be posted on our web site prior to the conference call described above. For a copy of this press release and the Company balance sheet and consolidated operations details, please visit the Portal’s Investor Relations site at: www.portal.com/about_portal/investor_relations.

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and revenue management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the revenue management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

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Forward Looking Statement

Statements in this release concerning Portal Software, Inc.’s business outlook, future financial and operating results, future expense reductions, and Portal’s overall future prospects are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: General business and economic conditions and changes in the amount of technology spending by our customers and prospects; the timing or delay in signing, commencement, implementation and performance of projects or contracts or the delivery of products and services under them and revenue recognition issues related to same; market acceptance of Portal’s products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; fluctuations in the market price of Portal stock that can result in unpredictable compensation expense charges; difficulties in implementing or realizing the benefits of cost reduction efforts, such as our ability to sublease or eliminate excess office facilities in a timely and cost effective manner; sales force training and productivity; challenges associated with recruiting, training, and retaining skilled management and other personnel; ability to establish, maintain, and effectively implement relationships with system integrators and other strategic resellers and vendors and to manage large multi-party projects involving system integrators and other parties; rapid technological changes; competitive factors; and unanticipated delays in scheduled product availability. In addition, the significant Tier 1 transactions Portal has closed and is pursuing are larger, multi-year deals, in which revenue may be recognized over multiple periods which may increase long-term predictability and limit near-term visibility and also involve longer sales cycles. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Copyright© 2004 Portal Software, Inc. All rights reserved. The Portal logo is a U.S. registered trademark, and Portal is a trademark of Portal Software, Inc. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in the event facts or circumstances subsequently change.

Media Contacts:

Corporate: Public Relations, publicrelations@portal.com, 408.572.2136

Europe: Geoff Devlin, gdevlin@portal.com, +44 (0) 1753 244026

Japan: Kazuhiko Komabayashi, kkoma@portal.com, +81 3 3512 6019

Investor Contact:

Kathy Cotten, investor_relations@portal.com, 408.572.2435